UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF EARLIEST REPORTED EVENT - MARCH 13, 2006


                                 MANCHESTER INC.
             (Exact name of Registrant as specified in its charter)



    NEVADA                              333-102740             98-0380409
    ------                              ----------             -----------
(State or other jurisdiction           (Commission            (IRS Employer
      of incorporation)                File Number)        dentification Number)


                          100 Crescent Court, 7th Floor
                               Dallas, Texas 75201
                    (Address of principal executive offices)

                                 (866) 230-1805
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|  Written communications pursuant to Rule 425 under the Securities Act

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01:    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 27, 2006, Manchester Inc. (the "Company") announced that Mr. Norman
R. Thoennes, CPA, has agreed to join the Company's Board of Directors and become the Company's Chief Executive Officer as soon as adequate directors and officers insurance is in place. In the interim, Mr. Thoennes will continue to act as a consultant to the Company and assist it in its effort to acquire and expand "Buy-Here Pay-Here" auto dealers. In connection with Mr. Thoennes' service as a consultant, on March 13, 2006, Mr. Thoennes and the Company entered into both an Employment Agreement (the "Thoennes Employment Agreement") and a Nonqualified Stock Option Agreement (the "Thoennes Stock Option Agreement").

Pursuant to terms of the Thoennes Employment Agreement, Mr. Thoennes will serve as consultant to the Company, until such time as Mr. Thoennes shall obtain adequate directors and officers' insurance, whereupon Mr. Thoennes will commence service as the Company's Chief Executive Officer. The initial term (the "Term") of the Thoennes Employment Agreement is two years, commencing as of March 1, 2006. Mr. Thoennes shall devote at least 50% of his professional working time to the Company during the Term. Mr. Thoennes will be paid a base salary of $25,000 a month during the Term. In addition, Mr. Thoennes will receive the use of a Company vehicle, the benefits of the Company's health plan, an annual bonus of 15-25% of his base salary (in accordance with certain performance milestones determined by the Board) and those stock options described in the Thoennes Stock Option Agreement, as described below. The Thoennes Employment Agreement contains provisions protecting the Company's intellectual property, as well as provisions restricting competition and provisions restricting the solicitation of Company employees. The Thoennes Employment Agreement provides Mr. Thoennes with the right to receive certain payments in the event of his termination without cause or due to a change in control.

Mr. Thoennes has been granted an option (the "Thoennes Option") to purchase 200,000 shares of the Company's common stock at an exercise price of $4.39 per share. The exercise price was the closing price of the Company's common stock on the OTC Bulletin Board on the trading day immediately preceding the date of the grant of the Thoennes Option and the date of the Thoennes Stock Option Agreement. The Thoennes Option shall vest over the course of one year from the date of its grant, with 50,000 shares exercisable immediately, an additional 75,000 shares exercisable six months from the date of the grant, and the remaining 75,000 shares exercisable one year from the date of the grant.

On February 27, 2006, the Company announced that Mr. Richard D. Gaines, the Company's Corporate Secretary, has joined the Company's Board of Directors. In connection with Mr. Gaines' service in these two positions, on March 13, 2006, the Company entered into a Nonqualified Stock Option Agreement with Mr. Gaines (the "Gaines Stock Option Agreement").

Mr. Gaines has been granted an option (the "Gaines Option") to purchase 100,000 shares of the Company's common stock at an exercise price of $4.39 per share. The exercise price was the closing price of the Company's common stock on the OTC Bulletin Board on the trading day immediately preceding the date of the grant of the Gaines Option and the date of the Gaines Stock Option Agreement. The Gaines Option shall vest over the course of one year from the date of its grant, with 50,000 shares exercisable six months from the date of the grant and the remaining 50,000 shares exercisable one year from the date of the grant.


ITEM 5.02: DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In connection with Mr. Gaines' service as an officer and director of the Company, on March 13, 2006, Mr. Gaines and the Company entered into the Gaines Stock Option Agreement, the terms and conditions of which are set forth in Item
1.01 above, which disclosure is incorporated herein by reference thereto.

In connection with Mr. Thoennes' service to the Company as a consultant and director, as well as his plan to serve as an officer of the Company, on March 13, 2006, Mr. Thoennes and the Company entered into both the Thoennes Employment Agreement and the Thoennes Stock Option Agreement, the terms and conditions of which are set forth in Item 1.01 above, which disclosure is incorporated herein by reference thereto.

                                      # # #

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          MANCHESTER INC.
Dated:   March 16, 2006
                                          By:  /s/ Richard D. Gaines
                                               ----------------------------
                                               Name:   Richard D. Gaines
                                               Title:  Secretary